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                                                               Exhibit 5(a)

                                           October 17, 2001


Science Applications
International Corporation
10260 Campus Point Drive
San Diego, CA 92121

Gentlemen:

     I am the Senior Vice President and General Counsel of Science Applications International Corporation (the "Company"). As such, I have acted as your counsel in connection with the Prospectus of the Company covering the offer and sale of up to 87,689,667 shares (the "Company Shares") of its Class A Common Stock, par value $0.01 per share, by the Company pursuant to the Cash or Deferred Arrangement; Employee Stock Retirement Plan; Restated 1984 Bonus Compensation Plan; Stock Compensation Plan and Management Stock Compensation Plan; Key Executive Stock Deferral Plan; 2001 Employee Stock Purchase Plan; 1995 and 1998 Stock Option Plans; 1999 Stock Incentive Plan; AMSEC Employees 401(k) Profit Sharing Plan; Telcordia Technologies Savings and Security Plan; and Telcordia Technologies Savings Plan for Salaried Employees (collectively, the "Plans"). The Company Shares are being offered pursuant to a Prospectus which constitutes a part of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on October 17, 2001 under the Securities Act of 1933, as amended (the "Securities Act").

    I am generally familiar with the affairs of the Company. In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction of (i) the Registration Statement,
(ii) the Certificate of Incorporation and Bylaws of the Company as currently in effect, (iii) resolutions adopted by the Board of Directors and the Operating Committee thereof relating to the filing of the Registration Statement and the issuance of the Company Shares thereunder, (iv) the Plans, and (v) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.

    Based upon and subject to the foregoing, I am of the opinion that:

    The Company Shares that are being offered and sold directly by the Company have been duly authorized for issuance, and when issued and sold in accordance with the Plans, the Registration Statement, and related Prospectus, will be legally issued, fully paid, and nonassessable.

    I hereby consent to the use of my name in the Registration Statement under Item 5 and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                           Very truly yours,



                                                 /s/ Douglas E. Scott
                                                 ------------------------
                                                 Senior Vice President
                                                 and General Counsel